Exhibit 5.2

Hall Tees, Inc.
7409 Armstrong
Rowlett, Texas 75088

30 September 2013

Dear Sirs

Studio 82 Imports, Inc. (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have been asked to provide this legal opinion in connection with the issuance of the following securities (among others), as registered under the United States Securities Act of 1933, as amended, (the “Securities Act”), pursuant to the Registration statement, on Form S-4, Commission File Number 000-53975 provided to us (the “Registration Statement”) as filed by the Company with the United States Securities and Exchange Commission (“SEC”):

The issuance to the security holders of Hall Tees, Inc., a Nevada Corporation (“Hall Tees”), pursuant to a merger of Hall Tees with and into the Company, of 7,755,400 Ordinary Shares (as defined below) to the holders of Hall Tees common stock and the registration of a further 5,000 Ordinary Shares already issued to the sole shareholder of the Company.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1.	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1.	The initial written resolutions of the sole director of the Company dated 6 April 2011.
1.2.	The written resolutions of the sole director and sole member of the Company dated 10 June 2013 (the “Resolutions”).
1.3.	The Company’s register of members and register of directors as at 30 September 2013 (the “Registers”).
1.4.	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 30 September 2013 including:
a)	the Company’s Certificate of Incorporation; and
b)	the Company’s Memorandum and Articles of Association.
1.5.	The Registration Statement.
1.6.	The agreement and plan of merger and the BVI plan of merger entered into between the Company and Hall Tees (the “Merger Agreement”).
1.7.	A director’s certificate dated 10 June 2013 signed by the Company’s sole director (a copy of which is attached as Appendix A) (the “Director’s Certificate”).
2.	Assumptions

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1.	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2.	All signatures, initials and seals are genuine.
2.3.	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.
2.4.	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.
2.5.	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.
2.6.	The Resolutions remain in full force and effect.
3.	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1.	The Company is a limited liability company duly incorporated under the BVI Business Companies Act, 2004 (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.
3.2.	The Company is authorised to issue 50,000,000 shares divided into the following classes:
a)	40,000,000 ordinary shares each with a par value of US$0.001 (the “Ordinary Shares”); and
b)	10,000,000 preferred shares each with a par value of US$0.001.
3.3.	The 6,000,000 issued Ordinary Shares (of which 5,995,000 will be redeemed pursuant to the terms of the Merger Agreement) that were issued to the Company’s sole shareholder on 6 April 2011 have been duly authorised, validly issued and are fully paid and non assessable (meaning that no further sums are payable to the Company on such securities).
3.4.	The 5,000 Ordinary Shares that will remain in issue following the redemption of the 5,995,000 Ordinary Shares pursuant to the terms of the Merger Agreement have been duly authorised, validly issued and are fully paid and non assessable.
3.5.	The 7,755,400 Ordinary Shares to be issued in accordance with the Merger Agreement, when issued in accordance with the Resolutions and the Company’s memorandum and articles of association, and in the manner described in the Merger Agreement, will have been duly authorised, validly issued, fully paid and non-assessable.
4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.
4.2.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.
4.3.	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.
4.4.	We make no comment with regard to the references to foreign statutes in the Registration Statement.
4.5.	This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.
5.	Consents

In connection with the above opinion, we hereby consent:

5.1.	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and
5.2.	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is governed by and is to be construed in accordance with British Virgin Islands law and is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

 /s/ Forbes Hare

Forbes Hare

STUDIO 82 IMPORTS, INC.

P.O. Box 4649

Road Town, Tortola VG1110

British Virgin Islands

DIRECTOR’S CERTIFICATE

Date: 10 June 2013

Forbes Hare

PO Box 4649

Road Town, Tortola

British Virgin Islands

Dear Sirs

Studio 82 Imports, Inc. (the "Company")

I, Jane Latham, being the sole director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinions") in relation to the merger between Hall Tees, Inc. and the Company pursuant to which the Company will be the surviving company (the “Merger”). I hereby certify that:

•	The Memorandum and Articles of Association of the Company as adopted on 5 April 2011 remain in full force and effect and are unamended.

•	The written resolutions of the sole director and sole shareholder of the Company approving the Merger dated 10 June 2013 (the “Resolutions”) were signed by me in the manner prescribed in the Articles of Association of the Company.

•	The Company is authorised to issue up to a maximum of 50,000,000 shares divided into the following classes:

40,000,000 ordinary shares each with a par value of US$0.001; and

10,000,000 preferred shares each with a par value of US$0.001.

•	The Company issued a total of 6,000,000 ordinary shares to me on 6 April 2011 all of which were validly issued, are fully paid up and non assessable.

•	Pursuant to the terms of the Merger, the Company will issue 7,755,400 ordinary shares (the “Merger Shares”) to the holders of common stock in Hall Tees, Inc. The Merger Shares will, once issued, be duly authorised, validly issued, fully paid and non assessable.

•	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering Into and performing its obligations under the Transaction Documents.

•	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

•	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and made available to you are complete and accurate. In all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as tile case may be.

•	I consider the Merger and all the transactions connected to it to be of commercial benefit to the Company and I have acted bona fide in the best interests of the Company.

•	To the best of my knowledge and belief, having made due inquiry the Company is not the subject of legal, arbitral, administrative or other proceedings In any jurisdiction nor have the directors or shareholders taken any stops to have the Company struck off or placed in liquidation, nor hove any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's properly or assets.

•	The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you render your legal opinion unless I have previously notified you personally to consider the contrary.

/s/ Jane Latham

By: Jane Latham

Director